DGI INVESTMENT TRUST

Plan Pursuant to Rule 18f-3 under
the Investment Company Act of 1940
(as amended and restated as of July 26, 2022)

DGI Investment Trust (the “Trust”) may offer different classes of shares of each series of the Trust pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “Act”) under the following Plan.

1. The Plan encompasses six classes of shares to the extent offered by a series of the Trust (each a “Class”). Each Class of shares issued by a series of the Trust (a “Fund”) will represent interests in the same portfolio of investments of the Fund and be identical in all respects to each other Class of that Fund, except as set forth in this plan:

(a)       Class P Shares are sold to the public through Individual Retirement Accounts (“IRA”) organized to comply with the Puerto Rico Internal Revenue Code of 2011, as amended (“PR Code”) and the IRA regulations issued thereunder (“IRA Regulations”). Class P Shares are to be sold at net asset value without an initial sales charge and are not subject to a contingent deferred sales charge (“CDSC”) or the payment of any Rule 12b-1 fees.

(b)       Class T Shares are sold only to existing shareholders of the Fund only through the reinvestment of Ordinary Dividends as such term is defined in the Fund’s registration statement, and as such definition may be amended from time to time. Class T Shares shall be available only to existing shareholders who hold their investment through an IRA organized to comply with the PR Code and the IRA Regulations, the sponsor of which has signed a distribution agreement related to Class T Shares. Class T Shares are to be sold at net asset value without an initial sales charge and are not subject to a CDSC or the payment of any Rule 12b-1 fees.

(c)       Class NT Shares are sold only to existing shareholders of the Fund only through the reinvestment of Capital Gain Dividends as such term is defined in the Fund’s registration statement, and as such definition may be amended from time to time. Class NT Shares shall be available only to existing shareholders who hold their investment through an IRA organized to comply with the PR Code and the IRA Regulations, the sponsor of which has signed a distribution agreement related to Class NT Shares. Class NT Shares are to be sold at net asset value without an initial sales charge and are not subject to a CDSC or the payment of any Rule 12b-1 fees.

(d)        Class A shares are to be sold with a maximum front-end sales charge of 3.5% of offering price and are subject to the payment of Rule 12b-1 fees at a maximum annual rate of 0.25% of the average daily net assets attributable to such shares, paid pursuant to a plan of distribution and service adopted in accordance with Rule 12b-1 under the Act (“12b-1 Plan”). Class A shares are not otherwise

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subject to a CDSC. Front-end sales charges may be reduced or waived as permitted by Rule 22d-1 under the Act.

(e)       Class C shares are to be sold at net asset value without a front-end sales charge and are subject to the payment of Rule 12b-1 fees at a maximum annual rate of 1.00% of the average daily net assets attributable to such shares, paid pursuant to a 12b-1 Plan. Class C shares (excluding shares purchased by reinvestment of dividends or distributions) that are redeemed within one year of purchase are subject to a CDSC of up to 1.00% of either the purchase price or the net asset value of the shares redeemed, whichever is less. The CDSC may be reduced or waived as permitted by Rule 6c-10 under the Act and as described in the Funds’ prospectuses as from time to time in effect.

(e)       Class I shares are to be sold at net asset value without an initial sales charge and are not subject to a CDSC or the payment of any Rule 12b-1 fees.

2.       Income, realized and unrealized capital gains and losses shall be allocated to each Class based on the relative net assets attributable to each such Class.

3.       Each Class shall bear proportionately all other expenses incurred by a Fund based on the relative net assets attributable to each such Class.

4.       Expenses that are limited solely to a specific Class or Classes shall be allocated to that Class or those Classes based on the relative net assets attributable to each such Class.

5.       A Fund’s investment adviser, underwriter or any other provider of services to the Fund may waive fees payable by, or reimburse expenses of, a Fund or one or more Classes.

5.       Each Class shall vote separately with respect to any matter that separately affects that Class or as required by applicable law. The shares of each Class have one vote per share and a pro-rata fractional vote for a fraction of a share.

6.       The initial adoption of, and all material amendments to, this Plan must be approved by a majority of the Trustees of the Trust, including a majority of the Board members who are not “interested persons” (as defined in the Act) of the Trust.